Investor Contacts:
Mark Rupe
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS;
INTRODUCES FIRST QUARTER AND FULL YEAR 2017 OUTLOOK

•	Fourth quarter net sales decrease by 11% to $678.8 million; full year net sales decrease 7% to $2.2 billion

•	Fourth quarter diluted EPS of $0.29; full year diluted EPS of $0.81

•	E-commerce sales increase 9% in the fourth quarter, accounting for 25% of net sales; full year e-commerce sales increase 5%, accounting for 19% of net sales

•	Realized $9 million in cost savings in 2016; on track to deliver $44 to $54 million in total cost savings over the next three years

•	Full year operating cash flow of $187 million; strong balance sheet maintained with over $200 million in cash

Columbus, Ohio - March 8, 2017 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the fourth quarter and full year 2016. These results, which cover the thirteen and fifty-two weeks ended January 28, 2017, are compared to the thirteen and fifty-two weeks ended January 30, 2016.
David Kornberg, the Company's president and chief executive officer, noted that, "Despite ongoing pressures in the retail sector, our fourth quarter earnings were in line with previously issued guidance. As expected, our store performance continued to be impacted by challenging mall traffic and a promotional retail environment. As our industry adapts to changing consumer preferences, we continue to invest in our omni-channel and marketing capabilities to ensure that we capitalize on this evolution. As a result, e-commerce sales made up 25% of fourth quarter net sales, with sales increasing 9% over the prior year period. We also remain intensely focused on managing our overall cost structure and optimizing our store footprint. Our balance sheet remains strong with more than $200 million in cash and we continue to have solid cash flow. "
Mr. Kornberg went on to note that, "We enter 2017 with confidence that the actions we have taken and the initiatives underway will translate into stronger performance as we move through the year. These initiatives include improving the fashion clarity in our stores through reduced choice counts, launching a new brand campaign, introducing compelling new products, and improving upon key existing categories. We also expect to benefit from the relaunch of our customer loyalty program and our new IT systems, which will foster more efficient decision making and precise planning."
Fourth Quarter 2016 Operating Results:

•	Net sales decreased 11% to $678.8 million from $765.6 million in the fourth quarter of 2015.

•	Comparable sales (including e-commerce sales) decreased 13%, compared to a 4% increase in the fourth quarter of 2015.

•	E-commerce sales increased 9% to $170.1 million.

•
Merchandise margin declined by 330 basis points driven by increased promotional activity. Buying and occupancy as a percentage of net sales rose by 230 basis points. In combination, this resulted in a 560 basis point decline in gross margin, representing 28.4% of net sales compared to 34.0% in last year’s fourth quarter.

•
Selling, general, and administrative (SG&A) expenses were $154.0 million versus $167.4 million in last year's fourth quarter. As a percentage of net sales, SG&A expenses increased by 80 basis points to 22.7%.

•	Operating income was $38.8 million, or 5.7% of net sales, compared to $92.9 million, or 12.1% of net sales in the fourth quarter of 2015.

•	Income tax expense was $15.5 million, at an effective tax rate of 40.5%, compared to $35.1 million, at an effective tax rate of 38.5% in last year's fourth quarter.

•	Net income was $22.8 million, or $0.29 per diluted share. This compares to net income of $56.1 million, or $0.67 per diluted share, in the fourth quarter of 2015.

•	Real estate activity for the fourth quarter of 2016 is presented in Schedule 5.
Balance Sheet And Cash Flow Highlights:

•
Cash and cash equivalents totaled $207.4 million at the end of 2016 versus $186.9 million at the end of 2015. During the fifty-two weeks ended January 28, 2017, approximately $51.5 million was used to repurchase approximately 3.2 million shares of the Company's outstanding common stock.

•	Capital expenditures totaled $98.7 million for 2016 compared to $115.3 million for 2015.

•	Inventory was $241.4 million at the end of 2016 compared to $255.4 million at the end of 2015, a 5% decrease.
2017 Guidance:
The table below compares the Company's projected results for the thirteen week period ended April 29, 2017 to the actual results for the thirteen week period ended April 30, 2016.

	First Quarter 2017 Guidance	First Quarter 2016 Actual Results
Comparable Sales	Negative high single digits	(3)%
Effective Tax Rate	Approximately 39%	38.0%
Interest Expense, Net	$1 million	$11.7 million(1)
Net Income	($3) to $0 million	$12.9 million(1)
Adjusted Net Income	N/A	$19.8 million(2)
Diluted Earnings Per Share (EPS)	($0.04) to $0.00	$0.16(1)
Adjusted Diluted EPS	N/A	$0.25(2)
Weighted Average Diluted Shares Outstanding	78.7 million	79.9 million

(1) Includes approximately $11.4 million of non-core items related to an amendment to the Times Square Flagship store lease.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
The table below compares the Company's projected results for the 53 week period ended February 3, 2018 to the actual results for the 52 week period ended January 28, 2017. The Company expects the 53rd week impact on Diluted EPS to be approximately $0.04.

	Full Year 2017 Guidance	Full Year 2016 Actual Results
Comparable Sales	Flat to low single digits	(9)%
Effective Tax Rate	Approximately 39%	36.6%
Interest Expense, Net	$4 million	$13.5 million(1)
Net Income	$52 to $58 million	$57.4 million
Adjusted Net Income	N/A	$64.3 million(2)
Diluted EPS	$0.65 to $0.73	$0.73(1)
Adjusted Diluted EPS	N/A	$0.81(2)
Weighted Average Diluted Shares Outstanding	79.4 million	79.0 million
Capital Expenditures	$62 to $67 million	$98.7 million
(1) Includes approximately $11.4 million of non-core items related to an amendment to the Times Square Flagship store lease.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur and excludes the impact of discrete items on the tax rate.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss fourth quarter 2016 results is scheduled for Wednesday, March 8, 2017 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on March 8, 2017 until 11:59 p.m. ET on March 15, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13654883.
An investor presentation with information regarding the fourth quarter and fiscal year 2016 results and outlook for 2017 will also be available at: http://www.express.com/investor at approximately 7:00 a.m. ET on Wednesday, March 8, 2017.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30- year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the first quarter and full year 2017, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, results expected from such initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our ability to improve the productivity of our existing stores, open new stores, and grow our e-commerce business; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 28, 2017	January 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$207,373	$186,903
Receivables, net	15,787	22,130
Inventories	241,424	255,350
Prepaid minimum rent	31,626	30,694
Other	17,923	18,342
Total current assets	514,133	513,419

PROPERTY AND EQUIPMENT	1,029,176	948,608
Less: accumulated depreciation	(577,890)	(504,211)
Property and equipment, net	451,286	444,397

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,597
DEFERRED TAX ASSETS	7,926	21,227
OTHER ASSETS	14,226	2,004
Total assets	$1,185,189	$1,178,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$172,668	$149,884
Deferred revenue	29,428	30,895
Accrued expenses	80,301	126,624
Total current liabilities	282,397	307,403

DEFERRED LEASE CREDITS	146,328	139,236
OTHER LONG-TERM LIABILITIES	120,777	114,052
Total liabilities	549,502	560,691

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	635,687	617,953
Total liabilities and stockholders’ equity	$1,185,189	$1,178,644

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
NET SALES	$678,781	$765,553	$2,192,547	$2,350,129
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	485,961	504,999	1,529,343	1,554,852
Gross profit	192,820	260,554	663,204	795,277
OPERATING EXPENSES:
Selling, general, and administrative expenses	153,994	167,413	559,541	587,747
Other operating expense, net	34	249	62	292
Total operating expenses	154,028	167,662	559,603	588,039

OPERATING INCOME	38,792	92,892	103,601	207,238

INTEREST EXPENSE, NET	623	1,131	13,468	15,882
OTHER (INCOME) EXPENSE, NET	(80)	532	(484)	672
INCOME BEFORE INCOME TAXES	38,249	91,229	90,617	190,684
INCOME TAX EXPENSE	15,475	35,113	33,200	74,171
NET INCOME	$22,774	$56,116	$57,417	$116,513

EARNINGS PER SHARE:
Basic	$0.29	$0.68	$0.73	$1.39
Diluted	$0.29	$0.67	$0.73	$1.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,414	82,561	78,669	83,980
Diluted	78,741	83,337	79,049	84,591

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,417	$116,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,144	74,904
Loss on disposal of property and equipment	942	1,561
Impairment charge	5,108	2,657
Amortization of lease financing obligation discount	11,354	—
Excess tax benefit from share-based compensation	—	(347)
Share-based compensation	12,858	18,438
Non-cash loss on extinguishment of debt	—	5,314
Deferred taxes	20,065	(10,700)
Landlord allowance amortization	(11,280)	(12,730)
Payment of original issue discount	—	(2,812)
Changes in operating assets and liabilities:
Receivables, net	6,371	1,097
Inventories	14,144	(14,625)
Accounts payable, deferred revenue, and accrued expenses	(15,857)	17,705
Other assets and liabilities	3,442	32,628
Net cash provided by operating activities	186,708	229,603

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(98,712)	(115,343)
Purchase of intangible assets	(21)	(35)
Investment in equity interests	(10,133)	—
Net cash used in investing activities	(108,866)	(115,378)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	(198,038)
Costs incurred in connection with debt arrangements	—	(1,006)
Payments on lease financing obligations	(1,595)	(1,552)
Repayments of financing arrangements	(3,274)	—
Excess tax benefit from share-based compensation	—	347
Proceeds from exercise of stock options	2,735	1,276
Repurchase of common stock under share repurchase program	(51,538)	(68,574)
Repurchase of common stock for tax withholding obligations	(4,599)	(4,450)
Net cash used in financing activities	(58,271)	(271,997)

EFFECT OF EXCHANGE RATE ON CASH	899	(1,484)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,470	(159,256)
CASH AND CASH EQUIVALENTS, Beginning of period	186,903	346,159
CASH AND CASH EQUIVALENTS, End of period	$207,373	$186,903

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended April 30, 2016
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$12,882	$0.16	79,914
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$19,808	$0.25

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the thirteen weeks ended April 30, 2016.

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$57,417	$0.73	79,049
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$64,343	$0.81

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the thirteen weeks ended January 28, 2017.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2016 - Actual				January 28, 2017 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(1)	(1)	535
United States - Outlet Stores	4	—	1	104
Canada	—	—	—	17
Total	4	(1)	—	656	5.7 million

First Quarter 2017 - Projected				April 29, 2017 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(8)	—	527
United States - Outlet Stores	5	—	—	109
Canada	—	—	—	17
Total	5	(8)	—	653	5.6 million

Full Year 2017 - Projected				February 3, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(10)	(20)	505
United States - Outlet Stores	19	—	20	143
Canada	—	—	—	17
Total	19	(10)	—	665	5.7 million